Exhibit 99.1

Abiomed Appoints Martin P. Sutter to Its Board of Directors

DANVERS, Mass.--(BUSINESS WIRE)--Abiomed, Inc. (NASDAQ: ABMD) announced today that Martin P. Sutter has been appointed to its Board of Directors. Mr. Sutter is one of the two founding managing directors of Essex Woodlands Health Ventures, one of the oldest and largest healthcare focused venture capital firms with nearly $3 billion under management. Mr. Sutter has more than 30 years of management experience in operations, marketing, finance and venture capital.

Mr. Sutter currently serves on the Board of Directors of BioForm Medical, LaJolla Pharmaceuticals, and LifeCell Corporation, which is in the process of being acquired by Kinetic Concepts, Inc. (KCI). He formerly sat on the Board of Confluent Surgical, which was acquired by Tyco International; Rinat Neuroscience, which was acquired by Pfizer Inc.; and St. Francis Medical Technologies, which was acquired by Kyphon, Inc. Mr. Sutter is also responsible for the partnership’s investment in Spinal Concepts, which was acquired by Abbott Laboratories.

“I am honored to join the Board of Directors of Abiomed and look forward to contributing to the Company’s growth and success,” said Mr. Sutter.

"Mr. Sutter brings a breadth of strategic and operational experience in helping companies grow shareholder value and we are excited to welcome him to Abiomed’s Board of Directors," said Michael R. Minogue, Chairman, CEO and President of Abiomed.

Mr. Sutter holds a Bachelor of Science from Louisiana State University and a Masters in Business Administration from the University of Houston.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

CONTACT:
Abiomed, Inc.
Daniel J. Sutherby, 978-777-5410
Chief Financial Officer
ir@abiomed.com
or
For Abiomed, Inc.
Brodeur
Heather Nevers, 617-587-2814
Media Relations
hnevers@brodeur.com